Exhibit 4e
                                  ----------

FMB
Arcadia Bank


           ADDENDUM TO COMMERCIAL TERM NOTE #842540-7042 (60027042)

                            DATED OCTOBER 31, 1996

                               FROM PRAB, INC.

                                  ("Debtor")

                             TO FMB-ARCADIA BANK

                                 (the "Bank")


                          INCORPORATION AND CONFLICT

         The provisions of this Addendum are hereby made a part of a Commercial Term Note described above. In the event of a conflict between the terms of this Addendum and the terms of such Note, the terms of this Addendum shall control. If the date of signing of this Addendum is later than the date of signing of any other Addendum to such Commercial Term Note, this Addendum shall supersede and replace such prior Addendum.

         ADDITIONAL PROVISIONS

         Interest shall accrue at a rate of eight and one-quarter percent (8.25%) per annum beginning December 4, 1997.


Date of Signing:  December 4, 1997


Debtor(s):                 Prab, Inc.


                           /s/ Gary A. Herder
                           -------------------------
                           Gary A. Herder, President